AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 1999

                                       Registration No. 333-__________________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                             -----------------------

                             NEWAGECITIES.COM, INC.
                 (Name of Small Business Issuer in Its Charter)

              Idaho                          7373                  91-0927532
  (State or Other Jurisdiction    Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)   Classification Number)   Identification No.)



                            1181 South Rogers Circle
                                     Suite 5
                              Boca Raton, FL 33487
                                 (561) 989-0808
          (Address and Telephone Number of Principal Executive Offices)
                             -----------------------

                   Joseph Ardito, Jr., Chief Executive Officer
                            1181 South Rogers Circle
                                     Suite 5
                              Boca Raton, FL 33487
                                 (561) 989-0808
            (Name, Address and Telephone Number of Agent For Service)
                             -----------------------

                        Copies of all communications to:
                            James M. Schneider, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



                         CALCULATION OF REGISTRATION FEE




                                                    Proposed              Proposed
Title of Each                                       Maximum               Maximum
Class of Securities            Amount to be         Offering Price        Aggregate            Amount of
to be Registered                Registered          Per Security          Offering Price       Registration Fee
--------------------            --------------      ------------          --------------       ----------------

common stock                   3,200,000              $2.50                $ 8,000,000             $2,224

common stock
issuable upon
exercise of warrants           1,800,000              $2.50                $ 4,500,000             $1,251
                               ---------              -----                -----------             ------

Total                          5,000,000                                   $12,500,000             $3,475
                               =========                                   ===========             ======


         Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale price for our common stock as reported on the OTC Bulletin Board on August 27, 1999.

         Pursuant to Rule 416, there are also being registered additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the warrants.

         Newagecities.com, inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until newagecities.com, inc. files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to completion September 1, 1999


                                   PROSPECTUS

                             NEWAGECITIES.COM, INC.

                        5,000,000 shares of common stock

         This prospectus covers the 5,000,000 shares of common stock of newagecities.com, inc. being offered by certain selling security holders. The shares being offered include 1,800,000 shares reserved for issuance upon exercise of warrants which we have granted to selling security holders.

         We will not receive any proceeds from the sale of the shares by the selling security holders. We may however receive up to $3,550,000 if all of the warrants held by the selling security holders are exercised.

         Our common stock trades on the OTC Bulletin Board under the trading symbol "NACT". On August 27, 1999, the closing bid price for our common stock was $2.50.

                         -------------------------------

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "High Risk Factors" beginning on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

                  The date of this prospectus is _________,1999

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports and other information with the United States Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also publicly available through the Securities and Exchange Commission's website on the Internet at http://www.sec.gov.

         This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified in its entirety by this reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Please direct your request to newagecities.com, Inc. 1181 S. Rogers Circle, Suite 5, Boca Raton, FL 33487, Attention: Dr. Kenneth Shenkman, Telephone (561) 989-0808.

                               PROSPECTUS SUMMARY

         The following prospectus summary only highlights more detailed information appearing elsewhere in this prospectus. To more fully understand newagecities.com and this offering, you should read the prospectus, including the consolidated financial statements and related notes, in their entirety. The information in this prospectus gives effect to a 1:80 reverse stock split of our common stock which took place on April 6, 1999.


The company

         Newagecities.com, inc. is a development stage company attempting to design and operate a World Wide Web portal focused on the New Age concept. The New Age concept consists of a set of beliefs and practices that originated in past centuries including aromatherapy, astrology, crystal energy, eastern philosophy, holistic remedies, UFOs and related topics. Newagecities.com intends to offer New Age products and interactive services through its web portal which is currently being designed. Newagecities.com, inc. has recently entered into an acquisition agreement with Member Net, Inc., and upon closing will acquire an existing Web site geared towards New Age consumers known as "www.mindbodysoul.com".


The offering

common stock offered by
selling security holders.................................   5,000,000 shares(1)

common stock outstanding:
         prior to the offering ..........................   3,599,749
         after the offering .............................   7,899,749(2)
--------------------

(1) The selling security holders are offering up to 5,000,000 shares of common stock, including 1,800,000 shares of our common stock that are issuable to them upon the exercise of warrants that they own. The shares will be sold in brokerage transactions that may be effected by them from time-to-time. We have not arranged for any underwriter to sell the shares on behalf of the selling security holders.

(2) Assumes the acquisition of Member Net is completed and the warrants held by the selling security holders are exercised.

Summary financial information

         The following summary financial information as of May 31, 1999, and the period beginning January 29, 1999, the date of our inception, and ending May 31, 1999, are derived from our audited consolidated financial statements and notes included elsewhere in this prospectus. The pro forma information gives effect to the acquisition of Member Net, Inc. This information is included under "Consolidated Financial Statements" and "Pro Forma Financial Data."

Statements of Operations Data:

                                                                             From January 29, 1999
                                                                           (Inception) to May 31, 1999
                                                                      Actual                     Pro Forma

         Revenues                                                  $         -                  $     11,741
         Gross profit                                              $         -                  $    (13,715)
         Net loss                                                  $  (668,972)                 $   (668,972)
         Pro forma net loss (after benefit for
         pro forma taxes)                                          $  (668,972)                 $   (900,118)
         Net loss per common share - basic                         $   (0.34)                   $    (0.20)
         Weighted average common shares
         outstanding                                                 1,986,698                     4,486,698



Balance Sheet Data:

                                                                                As of May 31, 1999
                                                                           Actual                    Pro Forma

Current assets                                                         $     447,102           $      447,102
Working capital                                                        $     432,306           $      432,306
Total assets                                                           $   1,175,524           $    6,525,524
Total liabilities                                                      $      14,796           $       14,796
Stockholders' equity                                                   $   1,160,728           $    6,510,728

         The pro forma financial information reflects the acquisition of Member Net, Inc., as if such transaction had occurred as at January 29, 1999 with respect to the Statement of Operations Data and at May 31, 1999 with respect to the Balance Sheet Data. The various adjustments are more fully described in the pro forma financial data included with the financial statements in this prospectus.

                                HIGH RISK FACTORS

         An investment in the shares of our common stock being offered by the selling security holders is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating newagecities.com and its business before purchasing the shares being offered by the selling security holders. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

Newagecities.com has a very limited operating history

         We only began operations in April 1999. At May 31, 1999, we had limited cash of $312,602. Although we have began to receive limited revenues during August 1999, we will continue to incur significant start-up costs as we build up our business. As a result, we expect to continue to incur losses until we are able to significantly increase our client base and revenues. Our potential for future profitability will depend on our ability to increase our client base and our revenues while controlling costs. If we do not begin receiving revenue when expected or we are not able to control our start-up costs, your entire investment in us may be lost.

Dependence on and uncertainties concerning the Internet that will significantly effect our business

         Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high degree of uncertainty. Our ability to succeed will depend on our ability to significantly increase revenues, which will require the further development and widespread acceptance of the Internet as a medium for commerce and advertising. The areas of uncertainty that will have a long-term effect on the acceptance of the Internet as a successful retailing channel many include the following:

         o the potential lack of reliable network backbones or complementary services such as high speed modems;

         o delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity;

         o acceptance of the Internet as an advertising medium, and, more particularly, our ability to successfully generate significant advertising revenues;

         o our ability to anticipate, monitor and successfully respond to rapidly changing consumer needs and preferences to attract a sufficient number of users to our Web sites;

         o        our ability to attract, retain and expand a loyal user base;

         o consumer concern over Internet security through the development of comprehensive security technologies; and

         o our potential exposure for claims arising from the nature and content of information available on our Web sites.

         Since our business primarily involves selling products and providing services over the Internet, if the Internet does not continue to evolve as a viable commercial alternative, our ability to conduct our operations and your investment could be materially adversely effected.

We may have difficulty expanding our network infrastructure and managing potential growth

         Further expansion of our operations will be required to address potential growth of our customer base and market opportunities. Expansion, such as our expected acquisition of Member Net, will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees and we will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base in order to consider expanding. We will also be required to expand our finance, administrative and operations staff. Further, we will need to enter into relationships with various strategic partners, Web sites, product manufacturers and distributors, and other online service providers. Our failure to expand our computer and network infrastructures and manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

We will be dependent on continued growth of developing an online electronic commerce market

         For newagecities.com to be successful, consumers must accept and use the Internet as a way of doing business and exchanging information. The market for the sale of goods over the Internet is new and emerging market. Our future revenues and profits will be heavily dependent on the widespread acceptance and use of the Internet and other online services as a form of commerce by consumers. Rapid growth in the use of and interest in the Internet and other online services is a recent development. We cannot assure you that this acceptance and use will continue to develop, or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet as a method of commerce. Demand and market acceptance for recently introduced services and products over the Internet may not be sustained. Growth in our user base will be dependent on obtaining consumers who have previously used traditional means of commerce to purchase goods. If the Internet does not develop as a viable alternative through which consumers are willing to purchase products and receive services, our business will suffer material adverse consequences.

There are substantial risks with Internet commerce and doing business on the Internet

         The Internet may not be commercially viable in the long term for a number of reasons including:

         o potentially inadequate development of the necessary computer network infrastructure;
         o        delayed development of enabling technologies;
         o        performance improvements; and
         o        security measures

         If the Internet continues to experience significant growth in the number of users, their frequency of use or their bandwidth requirements, could effect whether the infrastructure for the Internet and other online services will be able to support the demands placed upon them.

         In addition, the Internet and other online services could lose growth momentum. This is due to delays in the development or adoption of new standards and procedures required to handle increased levels of Internet or other online service activity or increased governmental regulation.

         Changes in, or insufficient availability of telecommunication services to support the Internet or other online services also could result in slower response times and affect usage of the Internet and newagecities.com's services in particular. If these types of problems occur, our business and financial condition would be severely affected.

Failure of our internal systems may also damage our operations

         We use internally developed systems to provide our online services and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use. Furthermore, in the future, we may add additional features and functionality to our services that may cause us to develop or license additional technologies.

         Our inability to add additional software and hardware or to develop and upgrade existing technology, transaction processing systems or network infrastructure to meet increased traffic on the service or increased transaction volume through our processing systems or to provide new features or functionality may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, and delays in reporting accurate financial information. Our inability to meet these needs would have a negative effect on our business, results of operations and financial condition.

Intense competition is a feature of our industry

         The market for online commerce over the Internet is new, rapidly evolving and intensely competitive. Competition will likely increase in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software.

         We currently or potentially compete with a number of other companies. We face competition from a number of large online communities and services that have expertise in developing online commerce and online person-to-person interaction. Certain of these potential competitors including Amazon.com, American Online, Inc. and Microsoft Corporation, currently offer a variety of business-to-consumer trading services and classified ad services.

         Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and large newspaper or media companies may also compete in the online e-commerce market. Competitive pressures created by any one of these companies, or by our competitors, could have a damaging effect on our business, results of operations and financial condition.

Brand development is critical but difficult to achieve

         We believe that establishing recognition of our brand is critical to gaining widespread acceptance of newagecities.com. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services.

         In order to promote our brand, we will need to financially support our marketing program and increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not produce increased revenues or that these revenues will offset our expenses in building our brand. Further, we cannot say that any new users attracted to newagecities.com will conduct transactions on a regular basis.

         Any one of these factors could damage our business, results of operations and financial condition and therefore have a material adverse affect on our business prospectus.

We run the risk of not being able to keep up with rapid technological changes in the Internet industry

         The market in which we compete faces rapidly changing technology, evolving industry standards, frequent new service and product introductions and changing customer demands. These market characteristics are heightened by the emerging nature of the Web and the need for companies from a range of industries to offer Web-based products and services.

         Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competition and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes will require substantial expenditures to modify or adapt our services or infrastructure, which could have a negative effect on our business, results of operations and financial condition.

There are risks related to consumer trends and the New Age market which can change rapidly

         The success of newagecities.com will be based on the continued interest of consumers in the New Age industry. Future revenues will depend upon continued demand for the types of goods and psychic services that are listed on newagecities.com 's service. The popularity of certain categories of items among consumers may vary over time due to scarcity, value, and social and consumer trends in general.

         A decline in the popularity of certain psychic services or other items could reduce the overall volume of transactions on the psychic service, resulting in reduced revenues. In addition, consumer interest in psychic phenomena may temporarily inflate the volume of certain types of items and services listed on the newagecities.com service, placing a strain on our infrastructure and transaction capacity. These trends may also cause major fluctuations in our operating results from one quarter to the next.

         Any decline in demand for our goods offered through the newagecities.com service due to changes in consumer trends could have a harmful effect on our business, results of operations and financial condition.

Risks associated with activities on newagecities.com's service could expose us to liability

         The law relating to the liability of providers of online services for activities on the service is currently developing. We know that goods, such as alcohol, tobacco, firearms, adult material and other goods may be regulated by local, state or federal authorities. We may be unable to prevent the unlawful exchange of goods on our service or avoid civil or criminal liability for unlawful activities carried out by users through our service. This possible liability for unlawful activities of users may require us to take measures to reduce our exposure to this liability. This may require us to spend substantial resources or to discontinue various service offerings. Costs incurred as a result of these matters could have a negative effect on our business, results of operations and financial condition.

Online commerce security risks could prove a burden to us

         Secure transmission of confidential information over public networks is a significant barrier to online commerce and communications. We rely on encryption and authentication technology licensed from third parties to provide security and authentication technology for secure transmission of confidential information, including customer credit card numbers. Technological developments could compromise or breach the technology we use to protect customer transaction data.

         We may have to spend significant capital and other resources to protect against security breaches or to deal with problems caused by these breaches. Concerns over the security of transactions on the Internet and other online services and the privacy of users may limit the growth of the Internet and other online services, and the Web in particular, especially for commercial transactions. Since our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will prevent security breaches or our failure to prevent security breaches will not have a harmful effect on our business, results of operations and financial condition.

Problems with acquisitions could be costly and disruptive to our operations

         If appropriate opportunities present themselves, we will acquire businesses, technologies, services or products that are strategic to us. We cannot be sure that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate any acquisitions with our current business. The process of integrating an acquired business, technology, service or product into our company, such as the Member Net acquisition, may result in unforeseen operating difficulties and costs and may demand significant management attention that could be used for ongoing development of our business. Moreover, we do not know that any acquisition will be a benefit to newagecities.com. Further acquisitions may cause dilution of value, issuance of debt, contingent liabilities, expenses related to goodwill and other intangible assets, which could negatively affect our business, results of operations and financial condition. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available on favorable terms, or at all, and any financing, could be dilutive.

We could have liability for information carried on our service

         The law relating to the liability of online services companies for information carried on their services is not clear. Claims could be made against online services companies such as newagecities.com under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials distributed. As a result, we may have to implement measures to reduce our exposure to this type of liability, which may require us to spend substantial funds and/or to discontinue service offerings. We do not currently have liability insurance.

Governmental regulation of the Internet and other legal uncertainties could affect our business

         We and other Internet related companies are not currently subject to direct federal, state or local regulation and laws applicable to commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted governing the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, libel, obscenity and personal privacy. The vast majority of laws adopted prior to the Internet do not address the unique issues of the Internet and related technologies. A state could attempt to impose regulations on the industry in the future which could have a damaging effect on our business, results of operations and financial condition.

Sales and other taxes could be costly and limit our growth

         With the exception of transactions by Florida consumers, we do not expect to collect sales or other similar taxes for goods sold by users through the newagecities.com service. However, one or more states may impose sales tax collection obligations on out-of-state companies which engage in online commerce. In fact, a number of proposals have been made at the state and local level that would require additional taxes on the sale of goods and services through the Internet. If adopted, these could substantially limit the growth of electronic commerce, and could affect our opportunity to profit from these activities. If the states were successful in requiring us to collect sales or other taxes on the exchange of merchandise on our system, this could have a negative effect on our business, results of operations and financial condition.

We may need additional capital which may not be available

         We recently received net proceeds from the sale of shares of our common stock of approximately $1,000,000. We believe these funds will satisfy our cash requirements for approximately 6 months. However, our operations are capital intensive and our growth through acquisition strategy will consume a substantial portion of our available working capital. Therefore, depending upon the timing and rate at which we are able to produce revenues from operations, we may require additional capital in order to fund our operations. We cannot predict whether additional financing, if required, will be available to us on acceptable terms.

We are dependent on certain key executive officers

         We are depending greatly on Joseph Ardito and Dr. Kenneth Shenkman, who are our key executives. While we have entered into contractual agreements with them, the loss of either of their services would be highly damaging to us. At this point, we do not have key-man insurance on either of their lives.

Securities and Exchange Commission rules on "penny stocks" could greatly affect the market for our common stock

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock" and be subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors, unless the common stock is listed on The Nasdaq SmallCap Market. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosure to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may adversely affect the ability of holders of shares of our common stock to resell them. While we intend at some future date to list our common stock on the Nasdaq SmallCap Market when we satisfy their various criteria, we cannot predict whether we will ever be able to qualify.

It is not likely that we will pay dividends on our common stock for the foreseeable future

         We have no present intention of paying cash dividends on our common stock in the foreseeable future, as we intend to follow a policy of retaining our earnings, if any, for use in our business.

Year 2000 risk

         We have implemented a Year 2000 date conversion program to ensure that our computer systems and applications will function properly beyond 1999. We believe that we have allocated adequate resources for this purpose and expect our Year 2000 date conversion program to be successfully completed on a timely basis. We cannot be sure, however, that this will be the case. We do not expect to incur significant expenditures to address this issue. The ability of third parties with whom we transact business to adequately address their respective Year 2000 issues is outside of our control. We cannot be certain that our failure or the failure of these third parties to adequately address Year 2000 issues will not have a negative effect on our business, financial condition, cash flows and results of operations.

                           FORWARD LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "High Risk Factors" and elsewhere in this prospectus.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of May 31, 1999 as well as our pro forma capitalization as of that date giving effect to the completion of the acquisition of Member Net. The table does not reflect the exercise of any of the warrants. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The information in this table gives effect to a 1:80 reverse stock split of our outstanding common stock we completed on April 6, 1999.


                                                          May 31, 1999

                                                     Actual         Pro Forma
                                                     ------         ---------
Stockholders' equity:
         Common stock, $.02 par value,
         45,000,000 shares authorized,
         3,599,749 shares issued
            and outstanding (actual),
            6,099,749 shares issued and
            outstanding (pro forma)                $    71,995      $   121,995

Additional paid-in capital                           1,758,005        7,058,005
Stock subscription receivable                             (300)            (300)
Accumulated deficit                                   (668,972)        (668,972)
                                                   -----------      -----------
         Total stockholders' equity                $ 1,160,728      $ 6,510,728
                                                   ===========      ===========

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders. However, this prospectus relates to the sale of up to 1,800,000 shares that may be issued in the event of exercise of the warrants held by selling security holders. In the event all the warrants are exercised, we will receive proceeds of $3,550,000. These proceeds, if received, will be used for working capital purposes.

                  PRICE RANGE OF COMMON STOCK, DIVIDEND POLICY
                          AND NUMBER OF RECORD HOLDERS

         Our common stock is traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "NACT". The reported high and low bid prices for the common stock are shown below for the period from April 14, 1998, the date our common stock began trading on the OTC Electronic Bulletin Board, through August 26, 1999. The prices do not always represent actual transactions. The following information gives effect to a 1:80 reverse stock split of our outstanding common stock completed on April 6, 1999. As of August 15, 1999, we had 1,063 stockholders of record.

Period                                               High          Low
------                                               ----          ---

Quarter ended June 30, 1998                        $   3.20      $    .80
Quarter ended September 30, 1998                   $   2.48      $    .80
Quarter ended December 31, 1998                    $   4.80      $   1.60

Quarter ended March 31, 1999                       $   5.60      $   1.60
Quarter ended June 30, 1999                        $   8.00      $   2.50
Period from July 1, 1999 to
  August 26, 1999                                  $   3.38      $   1.81

         On August 27, 1999, the closing price of our common stock was $2.50.

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

                                PLAN OF OPERATION

         During the 12-month period immediately following the date of this Prospectus, our goal is to design and begin to operate a Web portal focused on providing services and selling goods related to the New Age concept. The term "New Age" refers to a set of beliefs and practices that originated in past time and includes aromatherapy, astrology, crystal energy, eastern philosophy, natural health, psychics, UFOs and a host of other topics. The Internet has emerged as one of the fastest growing sectors of the economy and is becoming a major part of the lives of a greater number of people which includes a large number of online shoppers. Newagecities.com is creating a Web site that serves as a doorway or portal to a range of information, products and services specifically designed with the New Age community in mind. In order to accomplish our goal, we must create, with the assistance of various consultants, a complex computer network and e-commerce based system which will allow our clients to receive our services and purchase New Age related products from their personal computers. We are developing our computer systems and network so that they can evolve into a fully operating system which will allow newagecities.com to provide services and market its products on a larger scale.

         Our goal is to build newagecities.com into a leading online destination for members of the New Age community. We believe the execution of this strategy will help newagecities.com to realize revenue growth through expanded e-commerce offerings as well as advertising and marketing opportunities. The key to implementing this strategy requires increasing our membership, building brand recognition, enhancing the online features of our Web portal, maintaining fresh content and integrating new technology.

         In order to implement our business plan, newagecities.com will need to build strategic alliances with companies that provide products and services that are important for us to achieve our goals. To this end, newagecities.com has completed licensing arrangements for e-commerce software and entered into an agreement which has provided us with a Web page incorporating a "New Age Look". To further advance our strategic plan, on July 30, 1999, newagecities.com entered into an agreement for the acquisition of Member Net, Inc. which has an existing Web site geared towards New Age consumers. Along with this content, the acquisition will provide newagecities.com with access to an existing membership base of over 60,000 people as well as approximately 500,000 paid views per month.

         Newagecities.com commenced active operations in April 1999. We began receiving limited revenues beginning in August 1999, apart from any revenues derived from the acquisition of Member Net, which has limited revenues, and which is expected to be completed in the near future. For the period January 29, 1999 (inception) through May 31, 1999, newagecities.com had no revenues and operating expenses totaling $672,070, representing essentially all of our net loss which totaled $668,972 for that period. Operating expenses consisted of research and development charges of $258,750, general and administrative expenses of $113,320 and non-cash charges associated with compensation of $300,000. We funded these research and development expenses through issuance of 150,000 shares of our common stock and warrants to purchase 75,000 shares. Our general and administrative expenses consisted primarily of payroll and professional fees.

         For the year ended December 31, 1998, Member Net had revenues of $26,768, income before pro forma income taxes of $14,556 and pro forma net income of $8,734. For the five months ended May 31, 1999, Member Net had revenues of $11,741, a loss before pro forma income taxes of $13,715 and pro forma net loss of $8,229.

         At May 31, 1999, newagecities.com had current assets of $447,102 and working capital of $432,306, which amount will not be affected by the acquisition of Member Net. Substantially all of the working capital was obtained as a result of a private offering conducted in March 1999 which resulted in the receipt of net proceeds of approximately $600,000. At May 31, 1999, the Company had a cash balance of $313,000. Our current financial resources will not be sufficient for us to accomplish our goal. Over the next 12 months, our management estimates that we will need to raise approximately $2 million primarily to further develop our computer network infrastructure, acquire products for sale to our New Age customers, marketing and for expanding our organization. These funds will need to be raised through a private placement of our securities, strategic investments or public financing. Revenues from operations are expected to provide only limited resources during this 12-month period.

Year 2000 Compliance

         Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit year entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. Management believes that our management information system is compliant with Year 2000 requirements. We currently do not anticipate that we will experience any material disruption to our operation as a result of the failure of our management information system to be Year 2000 compliant. There can be no assurance, however, that computer systems operated by third parties, including customers, vendors, credit card transaction processors, and financial insitutions, with which our management information system interfaces will continue to properly interface with our system and will otherwise be compliant on a timely basis with year 2000 requirements. We are currently developing a plan to evaluate the Year 2000 compliance status of third parties with which our system interfaces. Any failure of our management information system or the systems of thiird parties to timely achieve Year 2000 compliance could have a material adverse effect on our business, financial condition, and operating results. We have not established a contingency plan in the event that we are unable to correct the Year 2000 problem and, as of the date of this prospectus, have no plans to do so.

                                  OUR BUSINESS

         Newagecities.com, Inc. is a development stage company whose goal is to become a leading provider of Internet Community-building and electronic commerce services for the New Age population and to create one of the most demographically targeted Web sites on the Internet. The New Age population consists of many millions of people interested in a variety of different areas, including aromatherapy (mood changing aromas), astrology, crystal energy, eastern philosophy, natural health, psychics, and a host of other topics. Newagecities.com is creating a Web site that serves as a doorway, or portal, to a range of information, products and services specifically designed with the New Age community in mind.

         Newagecities.com will feature a broad set of easy-to-use tools designed to create an online community of members. Members represent the core audience of newagecities.com and its most valuable users. The site also features extensive e-commerce capabilities. We offer a large selection of New Age related products as well as the chance for other retailers and users to sell products as well. Newagecities.com will also offer high quality audio and video psychic readings online.

Our background

         Psychicnet.com, inc. was formed on January 29, 1999 to provide "New Age" services and products on the Internet. On April 6, 1999, Psychicnet was acquired by Virginia City Gold Mines, Inc., an Idaho corporation, for 2,700,000 shares of common stock. The exchange was completed through an Agreement and Plan of Reorganization between Psychicnet and Virginia City. Virginia City had no operations at the time of the acquisition. Subsequent to the exchange, Virginia City changed its name to newagecities.com, Inc., its present corporate name. We expect to reincorporate into the State of Florida in the near future.

Industry background and growth of Internet

         The Internet has emerged as one of the fastest growing sectors of the economy. International Data Corporation estimates that the number of Internet users was approximately 56 million at the end of 1996 and will reach approximately 320 million by the end of 2002. At that time, they also estimate that approximate worldwide commerce on the Internet will reach

$425 billion. The Internet is becoming a major part of the lives of millions of people, and most online shoppers are spending 20 hours or more on the Internet each week. The anticipated growth in the number of users is expected to be driven by the lowering of computer prices and increasing ease of access to the Internet.

         The Internet has opened the door to new worlds for many and offers the opportunity to reach millions of people with a product, service or idea. It enables people to interact in ways that were not possible before with traditional communication media. It also offers new and effective methods for online retailers to connect with their customers and for advertisers to reach highly targeted markets.

The New Age population and market

         The term "New Age" is typically used to refer to a set of beliefs and practices that originated in centuries past. These include aromatherapy, astrology, crystal energy, eastern philosophy, natural health, psychics, UFOs and a host of other topics. Although each of these areas is distinct from the others, they are all considered within the umbrella concept of "New Age."

         Although the term "New Age" has come in and out of vogue over the years, the ideas that it represents have shown a steady growth in public interest. Often items that fall into the New Age genre are classified within a more mainstream category. The book sensation, The Celestine Prophecy, by James Redfield, is a prime example. The book has sold over 7 million copies to date and is clearly a "New Age" title, although it is commonly classified as fiction. Other best- selling book examples include Conversations with God, by Neale Donald Walsch, as well as the myriad of best-sellers by Deepak Chopra. These and other New Age books are found on the shelves (and Web sites) of all major book retailers in various sections of the store, including psychology, religion, self-help, philosophy, UFOs, etc. Overall, it is clear that the market for New Age products can be quite substantial. In fact, preliminary results of a forthcoming study (New Editions New Age Consumer Survey, Sophia Tarla, Ph.D., New Editions Retailers) reveal the following encouraging facts about New Age consumers:

                  o The average age is 44, with a majority between the ages of 30 and 59.
                  o Two-thirds have college degrees and 41% have completed post-graduate work.
                  o The average New Age consumer spends over $1,000 annually on New Age items.
                  o The New Age consumer base is estimated at over 38 million.
                  o New Age industry sales average over $44 billion dollars annually.

         These statistics represent values for the United States only. The Internet offers the possibility of tapping into the larger worldwide New Age market.

         The average New Age consumer is also very close to the average Internet consumer. Ernst & Young recently released a survey of online shopping (The Second Annual Ernst & Young Internet Shopping Survey; Ernst & Young, 1999) which highlighted the following facts about online shoppers:

                  o         68% are over 40 years old
                  o         94% have had some college background
                  o         46% generate $50,000 plus in annual income

The need for a New Age online destination

         The New Age population is a large and under served market segment that desires interaction, communication, a sense of community and an environment that caters to their particular needs. New Age consumers build their own communities off-line. We believe they are interested in extending these communities onto the Internet because of the opportunity for interaction on a larger scale.

         For many in the New Age community there is also a need for access to products and services that are not commonly available. Most New Age products are purchased at small retail stores that specialize in this industry. However, in many areas where these stores are not present, New Age consumers are somewhat limited to those products available in more mainstream outlets. Even those that have New Age stores in their vicinity are often disappointed because these stores can only stock a small amount of products.

         We believe that creating an online destination specifically designed for New Age consumers is crucial to marketing to this population. The rapid growth in the number of New Age consumers has created a marketplace for products and services that outside advertisers should attempt to reach. Newagecities.com offers a means for these advertisers to reach this market in a manner not possible in more traditional advertising media.

The Newagecities.com solution

         We believe our company can serve as the conduit between the New Age community and the Internet. The site will be a Web portal where members of this community can interact, be entertained and shop in an environment that caters specifically to their needs and desires. Newagecities.com integrates community and commerce through a network of different Web sites and features focused primarily on the New Age devotee and by offering updated content and a forum for community interaction.

         Newagecities.com will enable site visitors to create their own place within our Web site. We will offer users the ability to join and become involved in what we believe will be the world's largest New Age community. They will be provided with free disk storage space and publishing tools to quickly and easily create their own pages within any of the site's topically organized categories. Members will be encouraged to keep their areas current and interactive through the use of chat and bulletin board services to be provided by us.

         Newagecities.com is designing a broad range of e-commerce capabilities to offer products to New Age consumers. There will be six company stores within the site, each to be focused on a different New Age area. In addition, we will offer people the opportunity to open mini-shops, where they can market their own wares as well as selected products from our database of products. Mini-shops will be easy for a user to set up and provide a marketplace for Web users to buy and sell online to other users and visitors in an easy to navigate environment with newagecities.com deriving a percentage of all sales.

         We will also allow people who do not own Web stores to offer products that our stores or any of the other mini-stores offers via an affiliate program. An affiliate program will allow anyone with a Web page to list an item for sale on their existing page. The product can then be purchased through newagecities.com, with the Web page owner receiving a commission.

         An additional unique feature of newagecities.com will be our "See and Hear" psychics. Using the latest in "streaming" technology, users can receive an online psychic reading complete with audio and video. The users will both see and hear the psychic during the reading, creating a bond and ensuring a more intimate and emotional experience during a reading. The sophistication of this technology will set newagecities.com apart from any competition and assure repeat business and recommendations to other clients. Following their readings, clients will have the option to download a full audio/video copy of their reading to their computers for free. By allowing people to share the experience with friends, newagecities.com expects to build a strong word-of-mouth advertising campaign.

         Newagecities.com has launched an Internet-only radio station at the Web site address "newagesound.com." The station offers continuous (24 hours a day) New Age music and programming. Newagesound.com is available to anyone with Internet access. We are using advanced streaming technology to provide high quality and accessibility for all users. We have available a full audio studio as well as the ability to broadcast large amounts of data directly through one of our direct high-speed connections to the Internet.

         Newagesound.com will generate revenues through product and advertising sales. Advertising will be sold for both "on-air" commercials and on the Web site. Web site advertising takes the form of banners or other graphics with links back to the advertisers' sites.
Product sales consist of New Age CDs and cassettes.

Strategy

         Our goal is to build newagecities.com into a leading online destination for members of the New Age community. We believe that successful execution of this strategy will help newagecities.com realize revenue growth through expanded e-commerce offerings as well as advertising and marketing opportunities. We believe the key elements to our success are as follows:

                 o Increasing Membership - One of the most valuable assets of any Web site is its members. Typically members account for a large percentage of all product purchases. Members also offer a target demographic category of users for us as well as other advertisers and marketers. Membership is free and simply requires that the user list some basic information, such as name and e-mail address. Membership benefits include access to areas reserved for members, special members-only services and discounts on selected products. It is our intention to increase membership by actively marketing and promoting the site, as well as constantly refreshing and updating the content and other features.

                  o Building Brand Recognition - The key to attracting increased numbers of users to our site is to build brand recognition. Our strategy for enhancing brand recognition consists of maximizing our exposure to the New Age population through both on and offline advertising and marketing opportunities.

                  o Enhancing Online Features - In order to encourage more visits and increased lengths of stay, we will constantly be updating our content, products list and service offerings. We are continually seeking new features to bring in user traffic and keep their attention.

                  o Fresh Content - To encourage return visits, much of the content available on newagecities.com is updated on a regular basis. Items such as daily horoscopes, new item reviews and updated articles keep people coming back, offering additional opportunities for advertising and product sales.

                  o New Features - New Internet technologies and interactive Web software will be introduced all the time. To the extent that any of these new developments complement our existing features and meet our strategic goals, they will be implemented on the site.

Strategic alliances

         We believe that one of the keys to our possible success will be building strategic alliances with companies that provide products and services that are important for us to reach our goals. To that end, we have already entered into agreements with QSound Labs, Inc. and Virtacon Corporation as well as an agreement for the acquisition of Member Net, Inc.

         Our alliance with QSound Labs provides us with licenses for Internet Store and AffiliateDirect. Internet Store is the e-commerce software that will serve as the backbone for all of our online shopping activities. Our online stores are created using this software. In addition, Internet Store allows us to offer other merchants the chance to open their own online stores. AffiliateDirect is the software that allows Web page owners to sell any of our products on their pages and earn a commission. We believe that Internet Store and AffiliateDirect are already two of the most complete and easy-to-use packages of their kind available. In addition, QSound has agreed to customize the software to our specifications. QSound Labs will receive 3% of Web site revenues generated from product sales using their software. In addition, they received 400,000 shares of common stock and options to purchase 125,000 shares of our common stock exercisable at $2.25 per share over a five year term.

         Virtacon Corporation, formerly Virtual Financial Corp., is an Internet development and public relations firm. Virtacon's designers and programmers are creating our Web pages and applications. They have created a "New Age look" specifically for us, and embedded it into an easy-to-use format. In our initial stages of operations, all of our Web content will be housed at Virtacon. Virtacon is also working closely with QSound to integrate our e-commerce software into our format. In addition to Internet development work, Virtacon is assisting us with our public relations. Virtacon received 150,000 shares of common stock and options to purchase 75,000 shares of common stock exercisable at $2.25 per share over a five-year term for their services and work product.

         We also have entered into an Agreement and Plan of Reorganization to acquire Member Net, Inc. of Chatsworth, California. Upon completion of the merger, Member Net will bring with it an existing Web site geared toward New Age consumers, "www.mindbodysoul.com." Mindbodysoul.com contains a great deal of content that complements that of newagecities.com and would be incorporated into our site. Along with the additional content, mindbodysoul.com has an existing membership base of over 60,000 people as well as approximately 500,000 page views per month. The additional members and page views should increase our revenues by allowing us to sell product to more people and offer more page views for advertiser and sponsor purchases. Upon completion of the merger, which is expected to be finalized in the near future, the stockholders of Member Net will receive 2,5000,00 shares of common stock and warrants to purchase 1,000,000 shares of common stock exercisable at $1.75 per share.

         Mindbodysoul.com would also bring with it licenses for software that will help us to bring in new visitors and keep the ones we have staying longer. One of these licenses is for an Internet search engine, which we would cater specifically to the New Age community. The search engine would contain a catalog of New Age destinations on the Internet, allowing users to search by keyword or category. Because the search engine will focus exclusively on New Age resources, it will be easier for members of the New Age community to find relevant Web sites and information. A second piece of software we would seek to license is browser-based e-mail. With this software, users would be able to sign up for their own newagecities.com e-mail address for free (i.e. johndoe@newagecities.com). Users will be able to check their e-mail from any place in the world with Internet access, using standard Web browser software such as Microsoft's Internet Explorer(R) or Netscape's Navigator(R). Each time they check their newagecities.com e-mail, they need to return to the site. These two pieces of software could ensure a constant flow of site traffic and opportunities to present advertising banners for us and other paid sponsors.

The Newagecities.com network

         Newagecities.com will consist of a number of individual sections, each with its own theme, content and product line. Each section will include its own set of chat rooms and discussion boards, as well as the opportunity to purchase products directly related to the section theme. These sections include the following.

                  o Crystal Warehouse - devoted to people interested in Crystals. This section includes information about specific crystals, their geological properties and metaphysical uses as well as the opportunity to purchase Crystals.

                  o New Age World - dedicated to the modern devotee of the New Age. Information and products from a variety of areas including aromatherapy, healing, meditation, yoga and other metaphysical disciplines.

                  o Present Alternative - created to supply information and products for those interested in metaphysics and practices of other cultures including Far Eastern, Tibetan, Egyptian, South American, Australian and Indonesian.

                  o AMOS - a comprehensive Alternative, Magic and Occult Superstore of New Age related books and music.

                  o Shaman's Gate - a haven for those interested in Native American and other indigenous peoples' practices, beliefs and ceremonial items which may be purchased.

                  o Psychic Internetwork - home of our "See and Hear" Psychics. People will prepay for blocks of time with a psychic that they can see and hear over the Internet using streaming technology.

         Newagecities.com expects to generate revenues from a variety of sources. Revenues will be realized directly through the sale of products listed on our stores within the site. We also will be able to receive a percentage of all sales generated through any of the "mini-shops" owned by others. Sales generated via affiliates will also present an income opportunity. Additional revenues will be generated from the sale of advertising and sponsorships throughout our content areas.

Advertisers and sponsors

         Newagecities.com expects to be able to market to either the entire New Age niche, or to specific sectors within that market. As a result, we are exploring relationships with marketers who wish targeted access to these people. Advertisers will have access to this population via standard online marketing vehicles such as banner advertisements on Web pages. In addition, we are seeking sponsorship relationships with advertisers that wish to increase advertising effectiveness and brand recognition. Sponsorship arrangements are typically for longer lengths of time and involve higher dollar values. They also usually involve more than simple banner advertising and integration of the sponsors brand industry into a Web site section. We are currently assembling a sales and marketing team, one of whose tasks will be to better understand the needs of our customers and to help market towards these needs.

Marketing and promotions

         Like most Internet companies, our marketing plan calls for both on and off-line marketing. Off-line marketing will cover a full range of media including television, radio, print, and event sponsorships. We are currently setting up alliances with industry specific magazines that will provide us increased exposure to a wide audience and a cost-effective means of advertising to our target market. Similar ventures with other media companies are also being explored. We will also be working with mini-shop owners who own (physical) retail stores to assist them in marketing their online stores and, by association, newagecities.com to their existing customer base.

         Online marketing includes ad placement in major search engines, keyword based advertising in search engines as well as advertising purchases on other relevant and popular online destinations such as America On Line, the GO Network and the Microsoft Network. We are currently negotiating bulk discounts on advertising rates because of the anticipated volume of our advertising needs along with those of our strategic partners. Additionally, we hope to be able to benefit from the marketing of individual Web pages and "mini-shops" that the site's users house with newagecities.com. An affiliate program will offer a unique opportunity to market our products and brand our name through other sites on the Web.

International markets

         We expect that some portion of our traffic and revenue generation will result from markets outside of the United States. Many New Age ideas originated outside the U.S., and now the Internet makes it easier for cultures and ideas to spread globally. Additionally, many markets outside of the U.S. have no access to the range of products and services offered at newagecities.com.

Technology

         Our office contains a Windows NT network made up of computers purchased through Dell. All of our Web content is being housed on Dell computers at Virtacon. All of our machines are Dell certified Year 2000 compliant. Our Web servers are connected directly to an OC-12, one of the fastest possible connections to the Internet. All of our computers and our Internet connections have redundant systems in place to ensure reliability.

Product fulfillment

         To accommodate our users' demand for products, newagecities.com has negotiated distribution arrangements with most of our vendors. As product distributors, we will benefit from better pricing, allowing us to offer discounted prices to clients on the site as well as the ability to wholesale to other retailers, both on and offline. Products will be shipped from our warehouse facility in Boca Raton, Florida. In the future we expect to arrange drop-shipment agreements with our major suppliers.

Competition

         We have found no Web sites devoted to the New Age community that contain the breadth and depth of information, interaction, entertainment and merchandise available at newagecities.com. Several content areas of newagecities.com are currently available at other sites, however, we believe they lack the completeness of our site. The ability to offer high quality "See & Hear" psychics appears to be unique to newagecities.com. Other sites offering psychic readings either do so via phone, email or video with text chat.

         The market for members, visitors, Internet advertising and online product is rapidly evolving and competition is sure to increase. With the rapid expansion of the New Age community and the limited number of barriers to entry, we expect additional competition to arrive over time. Some of our potential competitors may be larger, better funded and more technically capable than us. Increased competition may lead to pricing pressures on our advertising and product rates which could have adverse material effects on us.

Employees

         Newagecities.com currently has eight full-time employees. Three persons are in management and provide services in the areas of marketing and business development, one person is in administration, one person is employed in sales and marketing, two persons are in operations and technology and one person is in warehousing and technology. No employee of newagecities.com is covered by a collective bargaining agreement or is represented by a labor union. Newagecities.com considers its employee relations to be good.

Facilities

         Newagecities.com currently leases facilities consisting of approximately 2,500 square feet of office and warehouse space in Boca Raton, Florida. The rental for 1999 is $11,339, for 2000 is $15,991, for 2001 is $17,154 and for 2002 $4,361, plus newagecities.com's proportion share of taxes and insurance on the building. Our lease terminates on April 1, 2002.

Litigation

         Newagecities.com is not a party to any litigation nor is it aware of any threatened litigation.

                                   MANAGEMENT

         Our Executives officers and directors are as follows:


Name                                    Age                  Positions
----                                    ---                  ---------

Joseph Ardito, Jr.                      41                   Chairman and Chief Executive Officer
Dr. Kenneth Shenkman                    34                   President and Director
Stanley Siegel                          66                   Chief Financial Officer, Secretary,
                                                             Treasurer and Director

Mr. Ardito has served as a director, Chairman of the Board of Directors and Chief Executive
Officer of newagecities.com since March 1999.  Mr. Ardito previously  worked in the following positions:


Dates and Position                                           Business or Activity
------------------                                           --------------------

Between 1990 and 1998-Owner                                  Present Alternative, Boca Raton, Florida.
                                                             This retail store sold New Age products and
                                                             psychic readings.

1986 to 1991 - Vice President and Partner                    Professional Accounting Services Corp.
                                                             New York, New York.  This is an
                                                             accounting firm where Mr. Ardito headed
                                                             the marketing and client relations
                                                             departments, oversaw bookkeeping and
                                                             income tax departments and led the
                                                             computer integration division.


Dr. Shenkman has served as a director and President of newagecities.com since March 1999.
Dr. Shenkman previously worked in the following positions:

Dates and Position                                           Business or Activity
------------------                                           --------------------

September 1997 - April 1999-Consultant                       As independent consultant, Dr. Shenkman
                                                             has been an independent computer and
                                                             Internet consultant and trainer.

January 1999 - March 1999-Director of Internet               Arc Communications, Inc., Tinton Falls,
Marketing                                                    New Jersey.  This company is engaged in
                                                             designing Web sites.

July 1995 - September 1998-Vice President                    Computer Coach, Inc., Boca Raton, Florida.
Operations                                                   This company engages in computer training
                                                             and Internet web design.

Stanley Siegel is the father-in law of Mr. Ardito.  Mr. Siegel has served as a director, Chief
Financial Officer, Secretary and Treasurer of newagecities.com since March 1999.  Mr. Siegel previously worked in the following positions:

1955 - 1996                                                  Director of Human Resources, Head of
                                                             Special Accountings Department and
                                                             Accountant. United Merchants and
                                                             Manufacturers, Inc.

         Our directors are elected at each annual meeting of stockholders. Our directors hold office until the next annual meeting of stockholders. Executive officers are elected by and serve at the discretion of the Board of Directors.

         Board Committees: We do not as yet have an audit committee or a compensation committee. However, once we elect independent directors, we expect to organize these committees.

         Employment Agreements: We entered into 2 year employment agreements with Messrs. Ardito, Shenkman and Siegel. The terms of the agreements are as follows:

         Joseph Ardito: Mr. Ardito is to receive an annual salary of $85,000 beginning April 1, 1999 and ending March 31, 2000 and $106,000 annual salary for the period April 1, 2000 and ending March 31, 2001. Mr. Ardito is entitled to a bonus of up to 25% of his annual salary each year, at the discretion of the compensation committee of the Board of Directors. On April 1, 1999, Mr. Ardito was granted options to purchase a total of 40,000 shares of common stock at an exercise price of $2.00 per share. These options expire on March 31, 2003, and may be exercised for up to 20,000 shares beginning March 31, 2000 and as to the remaining 20,000 shares beginning March 31, 2001.

         Kenneth Shenkman: Dr. Shenkman is to receive an annual salary of $60,000 beginning April 1, 1999 and ending March 31, 2000 and $75,000 annual salary for the period April 1, 2000 and ending March 31, 2001. Dr. Shenkman is entitled to a bonus of up to 25% of his annual salary each year, at the discretion of the compensation committee of the Board of Directors. On April 1, 1999, Dr. Shenkman was granted options to purchase a total of 40,000 shares of common stock at an exercise price of $2.00 per share. These options expire on March 31, 2003, and may be exercised for up to 20,000 shares beginning March 31, 2000 and as to the remaining 20,000 shares beginning March 31, 2001.

         Stanley Siegel: Mr. Siegel is to receive an annual salary of $50,000 beginning April 1, 1999 and ending March 31, 2000 and $62,500 annual salary for the period April 1, 2000 and ending March 31, 2001. Mr. Siegel is entitled to a bonus of up to 25% of his annual salary each year, at the discretion of the compensation committee of the Board of Directors. On April 1, 1999, Mr. Siegel was granted options to purchase a total of 40,000 shares of common stock at an exercise price of $2.00 per share. These options expire on March 31, 2003, and may be exercised for up to 20,000 shares beginning March 31, 2000 and as to the remaining 20,000 shares beginning March 31, 2001.

         Each of the employment agreements terminates on April 2001. The officers are to devote full time and efforts to our business. Their agreements also have non-disclosure covenants during the term of employment and for a period of two years after the term of their employment.
We may terminate each employment agreement for cause.

Key-man life insurance

         We do not have key-man life insurance on our officers or directors.

Limitation on liability and indemnification matters

         The Idaho Business Corporation Act allows us to indemnify our officers and directors from liability incurred in furtherance of their duties under certain circumstances. In criminal proceedings, Idaho law states that we may indemnify an officer or director if he or she acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation if he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, Idaho law requires us to indemnify directors, who succeed on the merits of any defense proceeding or in any defense proceeding to which he or she was party because he or she was a director of the corporation for reasonable expenses incurred in connection with the proceeding. If we chose to indemnify our officers and directors in accordance with the provisions of the Idaho Business Corporation Act, our financial resources may be significantly affected.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us relating to the beneficial ownership of shares of our common stock by each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, each director and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of newagecities.com, inc., 1181 South Rogers Circle, Suite 5, Boca Raton, Florida 33487.

         All persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

         Under the securities laws, a person is considered to be the beneficial owner of securities that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. We determine beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus have been exercise or converted.



              Names and Address of                           Number of shares             Percentage of shares
                Beneficial Owner                           Beneficially Owned(1)          Beneficially Owned
                ----------------                           ---------------------          ------------------

Joseph Ardito                                                      1,220,000(2)                       33.9%
Kenneth Shenkman                                                     369,500(3)                       10.3%
Stanley Siegel                                                        90,000(4)                        2.5%
Q-Sound Labs                                                         425,000(5)                       11.8%
All executive officers and directors as
a group (3 persons)                                                1,679,500                          46.7%

         (1)As of August 15, 1999, there were 3,599,749 shares of our common stock issued and outstanding. This does not include the 1,800,000 shares of our common stock issuable to the selling security holders upon the exercise of the warrants or 2,500,000 shares to be issued to the stockholders of Member Net upon completion of that acquisition. We do not include in this table shares and warrants that would be issued to Member Net shareholders if that acquisition is completed.

         (2)The number of shares owned by Joseph Ardito also includes 20,000 shares held by his wife directly and 22,000 shares held by his wife as custodian for two minor children. Mr. Ardito does disclaim beneficial ownership of these other shares.

         (3)Does not include 26,000 shares of our common stock beneficially owned by Mr. Shenkman's parents and 6,750 shares of our common stock issuable upon the exercise of warrants owned by Mr. Shenkman's parents.

         (4)The number of shares beneficially owned by Stanley Siegel also includes 20,000 shares owned by his wife.

         (5)Does not include warrants to purchase 15,000 shares of our common stock issued to David Gallagher, President of Q-Sound Labs.

                              CERTAIN TRANSACTIONS

         In connection with the organization of Psychicnet.com, Inc., Messrs. Ardito, Shenkman and Siegel received shares of common stock in connection with the formation of Psychicnet.com. On March 8, 1999, we acquired Psychicnet.com, Inc., and as result of this transaction, 1,900,000 shares, 400,000 shares and 100,000 shares of our common stock were exchanged with Joseph Ardito, Kenneth Shenkman and Stanley Siegel, respectively. Thereafter, Messrs. Ardito, Shenkman and Siegel transferred an aggregate of 180,000, 35,000 and 30,000 shares of common stock respectively to various family members and friends without consideration and solely in appreciation of their relationships. Mr. Ardito also transferred 400,000 shares of common stock to Q-Sound Labs in exchange for Q-Sound agreeing to provide Internet product marketing systems and support services to us. In addition to the 400,000 shares of our common stock Q-Sound received from Mr. Ardito, Q-Sound also received warrants to purchase 125,000 shares of our common stock at $2.25 per share. Mr. David Gallagher, president of Q-Sound, separately received warrants to purchase 15,000 shares of our common stock at $2.25 per shares for agreeing to serve on our Board of Advisors if it is constituted.

         In February 1999, the individuals serving as officers and directors of newagecities.com at that time purchased an aggregate of 700,000 shares of common stock from newagecities.com at $.01 per share. The proceeds were used to pay expenses associated with the acquisition of Psychicnet.com.

         During March and June 1999, we issued 6,000 shares of our common stock and warrants to purchase 6,750 shares of our common stock at $2.25 per shares to Mr. Shenkman's parents.

         In April 1999, we made a $40,000 interest free loan to Mr. Joseph Ardito, an officer and director. The loan was repaid by Mr. Ardito in June 1999.

         On July 30, 1999, the Company entered into a Merger Agreement and Plan of Reorganization dated as of June 21, 1999 with Member Net, Inc. which will provide for the merger of Member Net into a wholly-owned subsidiary of newagecities.com. The five stockholders of Member Net will receive from newagecities once the merger is completed, a total of 2,500,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock exercisable at an exercise price of $1.75 per share on or prior to June 30, 2001. The merger is expected to be completed within the near future. This prospectus covers their resale of 1,500,000 shares of common stock as well as an additional 1,000,000 shares underlying the warrants.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 45,000,000 shares of common stock, $.02 par value per share. At August 15, 1999, there are 3,599,749 shares of common stock issued and outstanding. As of the date of this prospectus, there are no shares of preferred stock authorized or outstanding. Also as of this date, there are warrants to purchase 800,000 shares of common stock outstanding.

Common stock

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In any liquidation, dissolution or winding up of newagecities.com, Inc., each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

Warrants

         Between March and June1999, we issued warrants to purchase a total of 800,000 shares of our common stock. The general terms of the warrants are as follows:


Title
-----
Exercise Price:                 $2.25 per share

Expiration Date:                June 30, 2001

Voting Rights:                  None

First Call Right: On 30 days written notice beginning September 1, 1999 at $0.25 per warrant, if the common stock of newagecities.com trades at a closing price per share of at least $3.50 for five trading days prior to the date of notice.

Second Call Right:              Beginning June 1, 2000, the call price is $.001
                                per warrant and the closing price is $5.50.

         The transfer agent for our common stock is American Securities Transfer & Trust Co. and its address is 938 Quail Road, Suite 101, Lakewood, Colorado 80215-5517. They have also agreed to serve as our warrant agent.

                            SELLING SECURITY HOLDERS

         The following table sets forth (1) the name of each selling security holder, (2) the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants into shares of common stock and (3) the number of shares being offered by each selling security holder. The information contained in the foregoing table is derived from our books and records as well as from our transfer agent. The shares of common stock being offered are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by newagecities.com. There are 1,800,000 shares of our common stock being offered by the selling security holders which are issuable upon the exercise of warrants. We will receive no proceeds of this offering, but we may receive up to $3,550,000 if the warrants to purchase shares of our common stock are exercised by the selling security holders.




                                      Shares                                 Shares              Percent of Class
                                      Beneficially        Shares Available   Beneficially        Beneficially
                                      Owned Prior to      Pursuant to        Owned after         Owned
Selling Security Holders              this Offering       this Prospectus    Offering            after Offering
------------------------              ----------------    -----------------  --------------      -----------------

Barbara Ardito                           20,000              20,000                 -                    -
John Ardito                               5,000               5,000                 -                    -
Joseph Ardito                         1,220,000             470,000           750,000                    0.139
Joseph and Nicoletta Ardito              50,000              50,000                 -                    -
Rachel Ardito                            11,000              11,000                 -                    -
Sara Ardito                              11,000              11,000                 -                    -
Carolyn Bagley                            6,000               6,000                 -                    -
Leslie Cheslow                              500                 500                 -                    -
Anna Maria Cracolicci                     2,500               2,500                 -                    -
Lisa Cudlipp                              5,000               5,000                 -                    -
Jill Dahne                              115,000              15,000           100,000                    0.019
Richard David                             6,000               6,000                 -                    -
Krissy Dove                                 750                 750                 -                    -
Richard Dwyer                            75,000              75,000                 -                    -
Robert Fuller                             3,000               3,000                 -                    -
David Gallagher                          15,000              15,000                 -                    -
John Gallagher                          853,125             609,375           243,750                    0.045
Richard Galterio                         25,000              25,000                 -                    -
Andrew Garroni                          175,000             125,000            50,000                    -
Linda Gelfand                            10,000              10,000                 -                    -
Austin Gleason                            3,000               3,000                 -                    -
Andrew Goldrich/Dore Perler              10,000              10,000                 -                    -
Zachary Gomes                             3,000               3,000                 -                    -
Robert Gould                            743,750             531,250           212,500                    0.039
H. Eugene Graves                          6,000               6,000                 -                    -
Justin Hirsch                           284,375             203,125            81,250                    0.015
Lauren J. Merritt                         5,000               5,000                 -                    -
William Jackson                           3,000               3,000                 -                    -
Gad and Marlene Janay                     3,000               3,000                 -                    -
Marc Janis                                1,500               1,500                 -                    -
Michael Janis                             1,500               1,500                 -                    -
Louann LaBarbara                            250                 250                 -                    -
Vincent LaBarbara                        25,000              25,000                 -                    -
Dan Lee                                   6,000               6,000                 -                    -
Roni Mandel                               4,000               4,000                 -                    -
Mario Marsillo                            2,000               2,000                 -                    -
Steve McLaughlin                         15,000              15,000                 -                    -
Ilene Mirman                             51,000              51,000                 -                    -
Johnny Mitchell                          10,000              10,000                 -                    -
Bruce Muhlfeld                          437,500             312,500           125,000                    0.023
Mario Novogrodzky                         3,000               3,000                 -                    -
Victor Novogrodzky                        3,000               3,000                 -                    -
Danielle Pepe                               250                 250                 -                    -
Ron Piasecki                              6,000               6,000                 -                    -
Robert Prager                               750                 750                 -                    -
Shane Pullham                             1,000               1,000                 -                    -
Nolan Quan                            1,006,250             718,750           287,500                    0.053
John Ramsey                              40,000              40,000                 -                    -
Eric Rand                                25,000              25,000                 -                    -
Nicole Rodriquez                            250                 250                 -                    -



                                                        34




Len Schiller                              3,000               3,000                 -                    -
Phil Schiller                             3,000               3,000                 -                    -
Brian Shenkman                           10,000              10,000                 -                    -
Carole and Howard Shenkman               26,750              26,750                 -                    -
Kenneth Shenkman                        369,500             219,500           150,000                    0.028
Alvin Siegel                              3,000               3,000                 -                    -
Bernice Siegel                           20,000              20,000                 -                    -
Brett Siegel                             25,000              25,000                 -                    -
Marc Siegel                              80,000              80,000                 -                    -
Stanley Siegel                           70,000              70,000                 -                    -
Zachary Siegel                           25,000              25,000                 -                    -
George Smith                              3,000               3,000                 -                    -
Ted Stern                                 6,000               6,000                 -                    -
Joel Stone                                6,000               6,000                 -                    -
Michael Volpe                               500                 500                 -                    -
Jodi Wanderman                            1,000               1,000                 -                    -
James Warner                             25,000              25,000                 -                    -
David Yaeger                              3,000               3,000                 -                    -
Q-Sound Labs                            525,000             525,000                 -                    -
Atlas, Pearlman, Trop & Borkson, P.A.    20,000              20,000                 -                    -
Blue Waters Partners, Inc.              100,000             100,000                 -                    -
Delphi Consulting Corp.                 100,000             100,000                 -                    -
First Level Capital                      16,000              16,000                 -                    -
Virtacon Corporation                    200,000             200,000
River City Trading Company               50,000              50,000                 -                    -
-----------------

*Less than one percent.

Plan of distribution

         The sale of the common stock by the selling security holders may occur from time to time in transactions (which may include block transactions by or for the account of the selling security holders). Alternatively, the selling security holders may offer these securities through dealers or agents. The securities may be distributed by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities. The selling security holders may sell the securities in one or more of the following methods: (a) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction; (b) purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus; (c) ordinary brokerage transactions and transactions which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to distributed. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to their sales in the market. We will provide each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, we have 3,599,749 shares of common stock issued and outstanding of which 899,749 shares are freely tradeable without restriction or further registration under the Securities Act. The outstanding shares do not include 1,800,000 shares that will be received upon exercise of warrants described in the prospectus nor the 2,500,000 shares of common stock to be issued to the stockholders of Member Net upon completion of the merger. They may be resold by their holders as long as they are covered by a current registration statement.

         All of the remaining 2,700,000 shares of common stock currently outstanding are restricted securities. Of these restricted shares, 1,800,000 shares are included in this prospectus. The remaining restricted shares will become eligible for sale commencing in March 2000.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301. The law firm owns warrants to purchase a total of 20,000 shares which are included in this prospectus.

                                     EXPERTS

         The consolidated financial statements of newagecities.com, Inc. and Subsidiary and Member Net, Inc. as of May 31, 1999 and December 31, 1998 respectively, have been included herein and in the Registration Statement in reliance upon the report of Feldman Sherb Horowitz & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firms as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information on newagecities.com, Inc. and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document. The registration statement, including all exhibits, may be inspected without charge at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the Securities and Exchange Commission's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and other filings made with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the Securities and Exchange Commission's site on the World Wide Web located at www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval system.

         Upon the closing of this offering, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file reports, and other information with the Securities and Exchange Commission. We intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                     NEWAGECITIES.COM, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



newagecities.com, Inc.:

  Independent Auditors' Report...............................................F-2

  Consolidated Balance Sheet.................................................F-3

  Consolidated Statement of Operations.......................................F-4

  Consolidated Statement of Stockholders' Equity.............................F-5

  Consolidated Statement of Cash Flows.......................................F-6

  Notes to Consolidated Financial Statements..........................F-7 - F-12


Member Net, Inc.:

  Independent Auditors' Report..............................................F-13

  Divisional Statements of Operations.......................................F-14

  Notes to Financial Statements.............................................F-15


Pro Forma Financial Data:

  Introduction..............................................................F-16

  Unaudited Pro Forma Consolidated Balance Sheet............................F-17

  Unaudited Pro Forma Consolidated Statements of Operations.................F-18

  Notes to Unaudited Pro Forma Consolidated Financial Statements............F-19

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
newagecities.com, Inc.
Boca Raton, Florida

         We have audited the accompanying consolidated balance sheet of newagecities.com, Inc. (A Development Stage Enterprise) as of May 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period January 29, 1999 (Inception) through May 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of newagecities.com, Inc. (A Development Stage Enterprise) as of May 31, 1999, and the results of its operations and its cash flows for the period January 29, 1999 (Inception) through May 31, 1999, in conformity with generally accepted accounting principles.


                                          /s/ Feldman Sherb Horowitz & Co., P.C.
                                          --------------------------------------
                                          Certified Public Accountants

New York, New York
July 2, 1999

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                           CONSOLIDATED BALANCE SHEET
                           --------------------------

                                  MAY 31, 1999
                                  ------------

                                     ASSETS
                                     ------

CURRENT ASSETS:

     Cash                                                        $  312,602
     Due from related parties                                        45,000
     Inventories                                                     89,500
                                                                 ----------
        TOTAL CURRENT ASSETS                                        447,102

FURNITURE AND EQUIPMENT, net                                         46,465

LICENSING AGREEMENT                                                 671,250

DEPOSITS AND OTHER ASSETS                                            10,707
                                                                 ----------

                                                                 $1,175,524
                                                                 ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
     Accrued expenses                                            $   12,796
     Due to related parties                                           2,000
                                                                 ----------
        TOTAL CURRENT LIABILITIES                                    14,796
                                                                 ----------

STOCKHOLDERS' EQUITY:
     Common stock, $.02 par value, 45,000,000 shares
        authorized; 3,599,749 shares issued and outstanding          71,995
     Additional paid-in capital                                   1,758,005
     Stock subscription receivable                                     (300)
     Accumulated deficit                                           (668,972)
                                                                 ----------
        TOTAL STOCKHOLDERS' EQUITY                                1,160,728
                                                                 ----------

                                                                 $1,175,524
                                                                 ==========


                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------

                FROM JANUARY 29,1999 (INCEPTION) TO MAY 31, 1999
                ------------------------------------------------




OPERATING EXPENSES:
   Research and development                                   $  258,750
   Non-cash compensation                                         300,000
   General and administrative                                    113,320
                                                              ----------


OPERATING LOSS                                                  (672,070)

INTEREST INCOME                                                    3,098
                                                              ----------

NET LOSS                                                      $ (668,972)
                                                              ==========

BASIC LOSS PER SHARE OF COMMON STOCK                          $    (0.34)
                                                              ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                     1,986,698
                                                              ==========



                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 ----------------------------------------------

                                                 Common Stock
                                           ----------------------      Additional      Stock                         Total
                                           Number of                    Paid-in    Subscriptions   Accumulated    Stockholders'
                                             Shares       Amount        Capital      Receivable      Deficit         Equity
                                           ---------     ---------    -----------   ------------   ------------   ------------
Balance, January 29, 1999 (Inception)        399,749   $     7,995   $    (7,995)   $      --      $      --      $      --

Issuance of common stock pursuant
to share exchange agreement                2,200,000        44,000       (44,000)          --             --             --

Issuance of shares and warrants for
licensing agreement                          400,000         8,000       663,250           --             --          671,250

Sale of common stock                         300,000         6,000       594,000           (300)          --          599,700

Common stock and warrants issued for
services                                     300,000         6,000       552,750           --             --          558,750

Net loss                                        --            --            --             --         (668,972)      (668,972)

                                         -----------   -----------   -----------    -----------    -----------    -----------
Balance, May 31, 1999                      3,599,749   $    71,995   $ 1,758,005    $      (300)   $  (668,972)   $ 1,160,728
                                         ===========   ===========   ===========    ===========    ===========    ===========


                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

                FROM JANUARY 29,1999 (INCEPTION) TO MAY 31, 1999
                ------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                 $(668,972)
                                                                                              ---------
     Adjustments to reconcile net loss to net cash
         used in operations:
            Depreciation                                                                          2,462
            Common stock and warrants issued for services                                       558,750


     Changes in assets and liabilities:
         Increase in inventories                                                                (89,500)
         Increase in other assets                                                               (10,707)
         Increase in accrued expenses                                                            12,796
                                                                                              ---------
            Total adjustments                                                                   473,801
                                                                                              ---------

NET CASH USED IN OPERATING ACTIVITIES                                                          (195,171)
                                                                                              ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                       (48,927)
                                                                                              ---------
NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                     (48,927)
                                                                                              ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from the sale of common stock                                                     599,700
     Increase in due from related parties                                                       (45,000)
     Increase in due to related parties                                                           2,000
                                                                                              ---------
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                                 556,700
                                                                                              ---------

NET INCREASE IN CASH                                                                            312,602

CASH - beginning of period                                                                         --
                                                                                              ---------

CASH - end of period                                                                          $ 312,602
                                                                                              =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
     INFORMATION:
         Noncash financing activities:
             Stock subscriptions receivable                                                   $   1,300
                                                                                              =========

             Common stock issued for services rendered in raising capital                     $  80,000
                                                                                              =========

                 See notes to consolidated financial statements.

                             NEWAGECITIES.COM, INC.
                             ----------------------
                        (A Development Stage Enterprise)
                        --------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

        FOR THE PERIOD JANUARY 29, 1999 (Inception) THROUGH MAY 31, 1999
        ----------------------------------------------------------------

Pyschicnet.Com, Inc. ("Psychic") was formed on January 29, 1999 to provide "New Age" services and products on the internet.

On April 6, 1999, Psychic was acquired by Virginia City Gold Mines, Inc. ("VCGM"), an Idaho corporation, for 2,700,000 shares of VCGM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Psychic and VCGM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Psychic, pursuant to which Psychic is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, VCGM changed its name to newagecities.com, Inc. (the "Company").

The Company plans on adopting a December 31 year end.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     A. Principles of consolidation - The financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions have been eliminated.

     B. Furniture and Equipment - Furniture and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various assets.

     C. Inventories - Inventories are stated at the lower of average cost or market.

     D. Income Taxes - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     E. Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, receivables, and accounts payable approximate their fair market value based on the short-term maturity of these instruments.

     F. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     G. Impairment of long-lived assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At May 31, 1999, the Company believes that there has been no impairment of its long-lived assets.

     H. Comprehensive Income - The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net loss and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distribution to stockholders. For the period ended May 31, 1999, the Company had deemed comprehensive income to be negligible.

     I. Research and Development - Research and development costs are expensed as incurred. These costs primarily consists of fees paid for the development of the Company's software. Research and development costs for the period ended May 31, 1999 were $258,750.

     J. Stock Based Compensation - The Company accounts for stock transactions in accordance with APB No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

     K. New Accounting Pronouncements - The Company will adopt Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") for the period May 31, 1999. SFAS 131 requires the Company to report selected information about operating segments in its financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The application of the new pronouncement is not expected to have a material impact on the Company's disclosures.

              The Company will adopt Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits" for the period ended May 31, 1999. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The application of the new pronouncement is not expected to have a material impact on the financial statements.

     L. Licensing Agreements - Licensing agreements are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over an estimated life of ten years based upon management's expectations relating to the life of the technology and current competitive market conditions. The estimated life is reevaluated each year based upon changes in these factors.

     M. Earnings Per Share - The Company has adopted the provisions of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is based on the weighted average number of shares outstanding. Potential common shares included in the computation are not presented in the financial statements as their effect would be anti-dilutive.

2.   FURNITURE AND EQUIPMENT
     -----------------------

     Furniture and equipment are as follows:
                                                   Estimated Life
                                                   --------------
          Office furniture                            7 Years          $10,587
          Computer equipment                          5 Years           27,982
          Retail equipment                            5 Years            9,510
          Leasehold improvements                      3 Years              848
                                                                       -------
                                                                        48,927
          Less: Accumulated depreciation                                 2,462
                                                                       =======
                                                                       $46,465
                                                                       =======

3.   LICENSING AGREEMENT
     -------------------

     The Company acquired a licensing agreement from a software development company for the use of its e-commerce software. The license was acquired for 400,000 shares of the Company's common stock. Such shares of common stock were valued at the fair market value of $1.60 (based on the Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). The Company also issued warrants to purchase 125,000 shares of the Company's common stock exercisable at $2.25 per share over a five year period. The warrants have been valued at $31,250 which has been included in the value of licenses.

4.   COMMITMENTS
     -----------

     The Company leases certain office and warehouse space under operating leases commencing April 1999. The leases expires April 2002.

         Minimum rental commitments are as follows:

                                  1999                           $ 11,339
                                  2000                           $ 15,991
                                  2001                           $ 17,154
                                  2002                           $  4,361

     The Company has entered into three employment agreements with its officers in April 1999. All three of the agreements are for two years and expire in March 2001. The agreement with its Chief Executive Officer, provides for an annual salary of $85,000 and $106,000 in years ended 2000 and 2001, respectively. The agreement with the President of the Company, provides for an annual salary of $60,000 and $75,000, respectively. The agreement with the Company's Chief Financial Officer, calls for an annual salary of $50,000 and $62,500, respectively. All of the above contracts provide for a bonus of up to 25% of the prior years annual salary based on certain performance milestones. Additionally, the above officers will receive 20,000 options to purchase shares of the Company's common stock at $2.00 per share at the end of each contract year.

5.   RELATED PARTY TRANSACTIONS
     --------------------------

     The Company currently has receivables from related parties of $45,000 which consists of a $40,000 short-term loan to an officer of the Company and a $5,000 loan to a shareholder. These loans were subsequently repaid. Additionally, the Company has $2,000 in payables due on demand to officers of the Company.

6.   INCOME TAXES
     ------------

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

     The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes, the reconciliation is as follows:

             Taxes benefit computed at statutory rate         $ (235,000)
             Effect of permanent differences                     195,000
             Income tax benefit not utilized                      40,000
                                                              ----------
             Net income tax benefit                           $      --
                                                              ==========

     The Company has a net operating loss carryforward for tax purposes totaling approximately $113,000 at May 31, 1999 expiring in the year 2014.

     Listed below are the tax effects of the items related to the Company's net tax liability:

             Tax benefit of net operating loss carryforward         $  40,000
             Valuation Allowance                                      (40,000)
                                                                    =========
             Net deferred tax asset recorded                        $     --
                                                                    =========

7.   STOCKHOLDERS' EQUITY
     --------------------

     On April 6, 1999 the Company declared a 1 for 80 reverse stock split. The financial statements for all periods presented have been retroactively adjusted for the stock split.

     The Company has completed a private placement of 500,000 shares of its common stock at $2.00 per share. The Company issued 300,000 of these shares for gross proceeds of $599,700 and issued 200,000 shares (see below) for services rendered to the Company.

     In April 1999, the Company issued 150,000 shares of common stock to a consultant which provides both website development and public relations services. These shares were valued at the fair market value of $1.60 (based on Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). The Company also issued to the consultant warrants to purchase 75,000 shares of common stock exercisable at $2.25 per share. Such warrants have been valued at $18,750. The Company has expensed the total amount of $258,750 as research and development.

     In April 1999, the Company issued 50,000 shares of common stock to a broker dealer for consulting services rendered on behalf of the Company. These shares were also valued at the fair market value of $1.60 (based on Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). The Company has charged the total amount of $80,000 to Additional Paid in Capital.

     Additionally, in April 1999, the Company issued 100,000 shares to a consultant for services rendered. These shares were valued at the fair market value of $1.60 (based on Reg D 504 offering during April 1999 of $2.00 per share less a 20% discount for restrictions on the resale of such shares). Such issuance was recorded as non-cash compensation expense.

     In March through May 1999, the Company granted warrants to various consultants and employees to purchase an aggregate of 563,000 shares of common stock at a price of $2.25 per share. Such warrants were valued at $140,000 and recorded as non-cash compensation expense.

8.   STOCK WARRANTS
     --------------

     A summary of outstanding warrants at May 31, 1999 are as follows:

                                                 Shares
                                               Underlying           Exercise
                                                Warrants              Price
                                              ---------------     --------------
        Outstanding at beginning of period         --             $      --
        Granted                                 763,000                2.25
        Exercised                                  --                    --
                                              ===============     ==============
        Outstanding at May 31, 1999             763,000           $    2.25
                                              ===============     ==============

9.   SUBSEQUENT EVENTS - (unaudited)
     -------------------------------

     In June 1999, the Company granted warrants to various consultants and employees to purchase an aggregate of 237,000 shares of common stock at a price of $2.25 per share.

     In August 1999 the Company signed a contract to acquire Member Net, Inc. for 2.5 million shares of its common stock and warrants to purchase
     1 million shares of common stock.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Member Net, Inc.
Boca Raton, Florida


         We have audited the accompanying divisional statement of operations of Member Net, Inc. for the year ended December 31, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of Member Net, Inc.'s operations for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


                                          /s/ Feldman Sherb Horowitz & Co., P.C.
                                          --------------------------------------
                                          Certified Public Accountants


New York, New York
August 9, 1999

                                MEMBER NET, INC.
                                ----------------
                       DIVISIONAL STATEMENTS OF OPERATIONS
                       -----------------------------------



                                                                   For the Five
                                                 Year Ended        Months Ended
                                             December 31, 1998     May 31, 1999
                                            ------------------    --------------
                                                                    (unaudited)

REVENUE                                        $  26,768             $   11,741

COST OF SALES                                     12,212                 25,456
                                               ---------             ----------

INCOME BEFORE PRO FORMA INCOME TAXES              14,556                (13,715)

PRO FORMA INCOME TAXES (BENEFIT)                   5,822                 (5,486)
                                               ---------             ----------

PRO FORMA NET INCOME (LOSS)                    $   8,734             $   (8,229)
                                               =========             ==========



                       See notes to financial statements.

                                MEMBER NET, INC.
                                ----------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
                    ----------------------------------------

                         JANUARY 1, 1999 TO MAY 31, 1999
                         -------------------------------


Member Net, Inc. (the "Company") was formed on October 28, 1998 to provide an internet website for the "New Age" community

On January 26, 1999, the Company acquired The Mind, Body & Soul Network ("MBSN"), a World Wide Web Internet Site, from Alchemy Communications, Inc. ("Alchemy"), a related company. The Company was assigned all copyrights, trademarks and licensing agreements of MBSN. The acquisition was consummated pursuant to the Transfer of Ownership Agreement between the Company and Alchemy. Accordingly, Alchemy will receive as compensation all revenues generated by MBSN until such date that Alchemy no longer hosts the MBSN website.

In August 1999, the Company signed a contract to be acquired by newagecities.com, Inc. ("newage"), an Idaho corporation, for 2,500,000 shares of newage stock (the "Exchange") and 1,000,000 warrants to purchase shares of newage common stock. The Exchange will be completed pursuant to the Merger Agreement and Plan of Reorganization between the Company and newage.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     A. Basis of Presentation - The statement of operations for the year ended December 31, 1998 includes the results of operations of the Company and an operating division owned by Alchemy Communications, Inc., MBSN, all material intercompany transactions have been eliminated. The statement of operations for the period ended May 31, 1999 includes the revenues generated by the Company but earned by Alchemy under the Transfer of Ownership Agreement between the Company and Alchemy. The statement of financial position and the statements of equity and cash flows have been omitted from this presentation due to there immateriality.

     B. Income Taxes - Income taxes have been provided on a pro forma basis as if the Company filed a separate tax return from that of its affiliates. Income taxes were computed using an approximate composite federal and state tax rate of 40.00%.

     C. Revenues - The Company's revenues are generated by advertisements placed on the MBSN website. Revenues are recognized at the time advertisements are displayed on the MSBN website.

     D. Research and Development - Research and development costs are being expensed as incurred and represent the continuous development of the MSBN website. Development expenses are being classified as cost of sales.

                            PRO FORMA FINANCIAL DATA

         Introduction

                  The following financial data is based upon the historical financial statements of newagecities.com and has been prepared to illustrate the effects on such historical data of the Member Net, Inc. acquisition. The unaudited pro forma consolidated statements of operations for the periods ended May 31, 1999 and December 31, 1998 give effect to the Member Net, Inc. acquisition as if it had been completed as of January 1, 1998. The unaudited pro forma combined balance sheet as of May 31, 1999 gives effect to the Member Net, Inc. acquisition as if such transactions had been completed on May 31, 1999. The Member Net, Inc. acquisition is reflected using the purchase method of accounting for business combinations.

                  The pro forma financial data is provided for comparative purposes only and does not purport to represent the actual financial position or results of operations of the Company that actually would have been obtained if the Member Net, Inc. acquisition had been consummated on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future.

                  The pro forma financial data are based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and the financial statements, including the notes thereto, appearing elsewhere herein.

                                           UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                         AS OF MAY 31, 1999

                                                                  Historical                 Pro Forma
                                                               ----------------   -------------------------------

                                                               newagecities.com    Adjustments (A)    As Adjusted
                                                               ----------------   ----------------   -------------
Current assets:
  Cash                                                           $   312,602                          $   312,602
  Due from related party                                              45,000                               45,000
  Inventories                                                         89,500                               89,500
                                                                 -----------                          -----------
Total current assets                                                 447,102         ----------           447,102

Furniture and equipment, net                                          46,465                               46,465
Licensing agreement                                                  671,250                              671,250
Goodwill                                                                --           $5,350,000         5,350,000
Deposits and other assets                                             10,707                               10,707
                                                                 -----------         ----------       -----------

Total assets                                                     $ 1,175,524         $5,350,000       $ 6,525,524
                                                                 ===========         ==========       ===========

Current liabilities:
  Accrued expenses                                               $    12,796                               12,796
  Due to related party                                                 2,000                                2,000
                                                                 -----------         ----------       -----------
Total current liabilities                                             14,796         ----------            14,796
                                                                 -----------         ----------       -----------

Stockholders' equity:
  Common stock, $.02 par value; 45,000,000
    shares authorized; 3,599,749 shares issued
    and outstanding (historical), 6,099,749 shares
    issued and outstanding (as adjusted)                              71,995         $   50,000           121,995
  Additional paid-in capital                                       1,758,005          5,300,000         7,058,005
  Stock subscription receivable                                         (300)                                (300)
  Accumulated deficit                                               (668,972)                            (668,972)
                                                                 -----------         ----------       -----------
Total stockholders' equity                                         1,160,728          5,350,000         6,510,728
                                                                 -----------         ----------       -----------

Total liabilities and stockholders'
  equity                                                         $ 1,175,524         $5,350,000       $ 6,525,524
                                                                 ===========         ==========       ===========

                       See notes to financial statements.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                 For the Period January 1, 1999 to May 31, 1999
                 ----------------------------------------------

                                                           Historical                            Pro Forma
                                              ------------------------------------     ---------------------------
                                                                                                           Combined
                                              Newagecities.com    Member Net, Inc.     Adjustments (B)    as Adjusted
                                              ----------------    ----------------     ---------------    -----------
Total revenue                                   $     --            $  11,741          $       --         $  11,741

Cost of sales                                         --               25,456                  --            25,456
                                                ----------          ---------          ------------       ---------

Gross profit                                          --              (13,715)                 --           (13,715)

General and administrative expenses                672,070               --            A    222,917         894,987

Interest Income                                                          --                    --             3,098
                                                ----------          ---------          ------------       ---------

Loss before pro forma tax benefit                 (668,972)           (13,715)             (222,917)       (905,604)

Pro forma taxes (benefit) on income                                    (5,486)                               (5,486)
                                                ----------          ---------          ------------       ---------

Pro forma net loss                                (668,972)           ($8,229)             (222,917)       (900,118)
                                                ==========          =========          ============       =========

Net loss per common share
  Basic                                             ($0.34)                                                  ($0.20)

Weighted average common share
  Basic                                          1,986,698                                2,500,000       4,486,698


                                                  Year ended December 31, 1998
                                                  ----------------------------

                                                           Historical                            Pro Forma
                                              ------------------------------------     ---------------------------
                                                                                                           Combined
                                              Newagecities.com    Member Net, Inc.     Adjustments (A)    as Adjusted
                                              ----------------    ----------------     ---------------    -----------
Total revenue                                   $         0        $    26,768          $                 $    26,768

Cost of sales                                          --               12,212               12,212
                                                -----------        -----------          -----------       -----------

Gross profit                                           --               14,556                 --              14,556

General and administrative expenses                    --                 --            A   535,000           535,000
                                                -----------        -----------          -----------       -----------

Loss before pro forma income taxes                     --               14,556             (535,000)         (520,444)

Pro forma taxes (benefit) on income                    --                5,822                                  5,822
                                                -----------        -----------          -----------       -----------

Pro forma net loss                              $         0        $     8,734             (535,000)         (526,266)
                                                ===========        ===========          ===========       ===========

Net loss per common share
  Basic                                         $         0                                                    ($0.21)

Weighted average common share
  Basic                                                --                                 2,500,000         2,500,000



                       See notes to financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS


A. The following unaudited pro forma adjustments are included in the unaudited pro forma balance sheet at May 31, 1999:

          To record the acquisition of all of the outstanding shares of common stock of Member Net, Inc. for 2.5 million shares of the Company's common stock and one million warrants to purchase shares of the Company's common stock, with the acquisition being accounted for as a purchase business combination. Recorded goodwill totals $5,350,000. The computation is as follows:

     Assets acquired                        $       --
     Liabilities assumed                            --
                                            ------------
     Net book value                                 --
                                            ------------
     Purchase price:
         Common stock                          5,000,000
         Warrants                                350,000
                                            ------------
     Total purchase price                      5,350,000
                                            ------------
     Goodwill                               $  5,350,000
                                            ============

B. The following pro forma adjustment is included in the accompanying pro forma consolidated statements of operations for the five months ended May 31, 1999 and the year ended December 31, 1998:

         (1)      To amortize goodwill over 10 years.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


           TABLE OF CONTENTS                                      NEWAGECITIES.COM, INC.

                                            Page

Available Information...................
Prospectus Summary .....................
High Risk Factors.......................
Forward Looking Statements..............
Capitalization..........................
Use of Proceeds.........................                               -------------
Price Range of Common Stock,
Dividend Policy and Number of                                           PROSPECTUS
Record Holders..........................                               -------------
Plan of Operation.......................
Our Business............................
Management..............................
Principal Stockholders .................
Certain Transactions....................
Description of Securities ..............                            September ___, 1999
Selling Security Holders................
Shares Eligible for Future Sale.........
Legal Matters ..........................
Experts ................................
Additional Information .................
Index to Financial Statements ..........


                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Idaho Business Corporation Act allows us to indemnify our officers and directors from liability incurred in furtherance of their duties under certain circumstances. In criminal proceedings, Idaho law states that we may indemnify an officer or director if he or she acted in good faith and reasonably believed that his or her conduct was in the best interests of the corporation if he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, Idaho law requires us to indemnify directors, who succeed on the merits of any defense proceeding or in any defense proceeding to which he or she was party because he or she was a director of the corporation for reasonable expenses incurred in connection with the proceeding. If we chose to indemnify our officers and directors in accordance with the provisions of the Idaho Business Corporation Act, our financial resources may be significantly affected.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee..................................................           $   3,475.00
Legal Fees and Expenses*.........................................................              30,000.00
Accounting Fees and Expenses*....................................................              20,000.00
Financial Printing* .............................................................              15,000.00
Transfer Agent Fees*.............................................................               1,000.00
Blue Sky Fees and Expenses*......................................................               1,000.00
Miscellaneous*...................................................................               1,525.00
                                                                                           -------------

        TOTAL....................................................................            $ 72,000.00

*Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In February 1999, Psychicnet.com issued an aggregate of 10,000 shares of common stock to three individuals, all of whom are officers and directors of Psychicnet.com, and for entities as founders of Psychicnet.com. The 10,000 shares were later exchanged for 2,700,000 shares of common stock of newagecities.com. Because the individuals and entities had access to all information pertaining to Psychicnet.com, the issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act.

         In September 1997, Virginia Cities granted an option, exercisable at $.0005 per share, to purchase up to 6,500,000 shares of common stock to a consultant in consideration for bookkeeping services rendered by the consultant to newagecities.com. The consultant exercised the option as to all 6,500,000 shares in September 1998. The consultant had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to
Section 4(2) of the Act.

         In December 1998, Virginia Cities issued granted its previous attorney an option to purchase 1,000,000 shares of common stock exercised at $.001 per share. The attorney had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In December 1998, Virginia Cities issued an aggregate of 220,822 shares of common stock to its former President as repayment for debts of newagecities.com paid personally by the President in consideration for services rendered. Because the President had access to all information pertaining to newagecities.com, the issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In December 1998, Virginia Cities issued an aggregate of 1,207,906 shares of common stock to the officers and directors of newagecities.com as compensation for executive services rendered. Because the officers and directors had access to all information pertaining to newagecities.com, the issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In February 1999, Virginia Cities issued an aggregate of 700,000 shares of common stock to its then officers and directors at a price of $.01 per share for which newagecities.com received net proceeds of $7,000. The $7,000 was used by newagecities.com to pay expenses associated with the transaction with Psychicnet.com. Because the officers and directors had access to all information pertaining to newagecities.com, the issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In March 1999, Virginia Cities issued 2,700,000 shares to the seven stockholders of Psychicnet.com and in exchange acquired 100% of the issued and outstanding common stock of Psychicnet.com. The stockholders had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In March 1999, Virginia Cities commenced a private offering of 500,000 shares of common stock at $2.00 per share. The offering was conducted in accordance with Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended. Newagecities.com issued 300,000 shares in the offering and received cash proceeds of approximately $600,000 from the offering and issued the remaining 200,000 in consideration for services rendered.

         In March 1999, newagecities.com granted warrants to purchase an aggregate of 193,000 shares of common stock at $2.25 per share to a financial and business consultant and certain employees of the consultant. The consultant and employees had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In April 1999, newagecities.com granted warrants to purchase an aggregate of 295,000 shares of common stock at $2.25 per share to 5 consultants in consideration for financial advisory, industry consulting, legal services, software development consulting, introduction referral fees and other business related consulting services rendered to newagecities.com. The consultants had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In April 1999, newagecities.com also issued 100,000 shares of common stock to a consultant in consideration for her agreeing to serve as a spokesperson for newagecities. The consultant had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. The consultant had experience in financial transactions and was familiar with newagecities operations and the industry in general. Accordingly, the issuance of these shares was exempt from the registration requirements of the Security requirements of the Securities Act under Section 4(2) of the Securities Act.

         In May 1999, newagecities.com granted warrants to purchase an aggregate of 75,000 shares of common stock at $2.25 per share to the 5 individuals who agreed to serve on newagecities.com's board of advisors at such time as newagecities.com constitutes this board. The 5 individuals had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

         In June 1999, newagecities.com granted warrants to purchase an aggregate of 237,000 shares of common stock at $2.25 per share to 8 individuals and entities in consideration for services performed including development and implementation of a computer network infrastructure, administrative services and for commercial spokesperson services. The individuals had access to financial and other information concerning newagecities.com and had the opportunity to ask questions concerning newagecities.com and its operations. Accordingly, the issuance of the shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.       Description of Document
-----------       -----------------------

      2           Agreement and Plan of Reorganization between Virginia City Gold Mines, Inc.
                  and Psychicnet.com, Inc. dated March 8, 1999
      3.1         Articles of Incorporation
      3.2         Articles of Amendment to the Articles of Incorporation
      3.3         Articles of Amendment to the Articles of Incorporation
      3.4         Bylaws
      5.1         Opinion of Atlas, Pearlman, Trop & Borkson, P.A.*
     10.1         Employment Agreement between newagecities.com, Inc. and Joseph Ardito
     10.2         Employment Agreement between newagecities.com, Inc. and Kenneth Shenkman
     10.3         Employment Agreement between newagecities.com, Inc. and Stanley Siegel
     10.4         Lease Agreement between newagecities.com, Inc. and R. A. La Pointe
     10.5         Internet Consulting/Marketing Agreement between Psychicnet.com, Inc. and
                  Virtual Financial Corp.
     10.6         License Agreement between newagecities, Inc. and Q Sound Labs, Inc.
     10.7         Merger Agreement and Plan of Reorganization
     23.1         Consent of Feldman Sherb Ehrlich & Co. Certified Public Accountants
     23.2         Consent of Atlas, Pearlman, Trop & Borkson, P.A. (contained in such firm's opinion filed as Exhibit 5.1)
     27           Financial Data Schedule

*        To be filed by Amendment.

ITEM 28.  UNDERTAKINGS.

         The undersigned Registrant undertakes

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant also undertakes that it will for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on August 31, 1999.

                                               NEWAGECITIES.COM, INC.


                                               By:  /s/ Joseph Ardito, Jr.
                                               Joseph Ardito, Jr.
                                               Chairman and Chief Executive
                                               Officer

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                   TITLE                                 DATE
         ---------                                   -----                                 ----



/s/ JOSEPH ARDITO, JR.                      Chairman of the Board, Chief                August 31, 1999
-----------------------
Joseph Ardito, Jr.                          Executive Officer and Director
                                            (Principal Executive Officer)

/s/ KENNETH SHENKMAN                        President and Director                      August 31, 1999
---------------------
Kenneth Shenkman


/s/ STANLEY SIEGEL                          Chief Financial Officer,                    August 31, 1999
---------------------------
Stanley Siegel                              Secretary and Treasurer
                                            (Principal Accounting and
                                            Financial Officer)